EXHIBIT 23.1

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2002 relating to the financial statements of Imagistics International Inc., which appears in Imagistics International Inc.'s Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut

May 13, 2002